SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                              DRYPERS CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                           [DRYPERS CORPORATION LOGO]

                                 April 22, 1999



Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Drypers Corporation to be held at 9:00 AM, CDT, on Friday, May 28, 1999, at the Hampton Inn by the Galleria, located at 4500 Post Oak Parkway, Houston, Texas 77027.

      This year you will be asked to vote in favor of two proposals. The proposals relate to the election of two directors and the appointment of independent public accountants for fiscal 1999. These matters are more fully explained in the attached proxy statement, which you are encouraged to read.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THESE PROPOSALS AND URGES THAT YOU RETURN YOUR SIGNED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

      Thank you for your cooperation.


                             Sincerely,


                            /s/ WALTER V. KLEMP
                                Walter V. Klemp
                                Chairman of the Board
                                  and Chief Executive Officer

                               DRYPERS CORPORATION
                            5300 MEMORIAL, SUITE 900
                              HOUSTON, TEXAS 77007

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Drypers Corporation:

      The 1999 Annual Meeting of Stockholders of Drypers Corporation (the "Company") will be held on May 28, 1999, at 9:00 AM, CDT, at the Hampton Inn by the Galleria, located at 4500 Post Oak Parkway, Houston, Texas, for the following purposes:

      1. To elect two persons to serve as directors of the Company for a three-year term or until their respective successors are duly elected and qualified;

      2. To consider and vote on a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

      3. To transact such other business as may properly come before the Meeting.

      The Board of Directors has fixed the close of business on April 15, 1999, as the record date for determination of stockholders who are entitled to notice of and to vote either in person or by proxy at the 1999 Annual Meeting of Stockholders and any adjournment thereof. All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                  By Order of the Board of Directors



                                  /s/ ROBERT F. GRAY, JR.
                                      Robert F. Gray, Jr.
                                      Secretary

April 22, 1999

                               DRYPERS CORPORATION
                            5300 MEMORIAL, SUITE 900
                              HOUSTON, TEXAS 77007
                                (713) 869-8693

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 28, 1999

                               GENERAL INFORMATION

      This Proxy Statement and the accompanying proxy card are furnished to holders of Common Stock of Drypers Corporation ("Drypers" or the "Company"), $.001 par value per share (the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1999 Annual Meeting of Stockholders (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the form of proxy are being mailed beginning on or about April 23, 1999 to stockholders of the Company of record on April 15, 1999 (the "Record Date").

      All duly executed proxies received prior to the Meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) for the director nominees listed herein, (ii) for the proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999 and (iii) in the discretion of such persons, in connection with any other business that may properly come before the Meeting. Stockholders may revoke their proxies at any time prior to the exercise thereof by written notice to the Secretary of the Company at the above address or by the execution and delivery of a later dated proxy or by attendance at the meeting and voting their shares in person.

      As of the close of business on April 15, 1999, the Record Date for determining stockholders entitled to vote at the Meeting, the Company had 17,724,804 shares of Common Stock outstanding and entitled to vote, and these shares are the only outstanding shares of capital stock of the Company entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the Meeting. The holders of a majority of the votes of the outstanding shares of Common Stock as of the Record Date, whether represented in person or by proxy, voting as a single class, will constitute a quorum for the transaction of business at the Meeting as to any matter.

                       MATTERS TO COME B9EFORE THE MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

      At the Meeting, two directors are to be elected. The persons listed below have been nominated for election to fill the two director positions for terms expiring in 2002. It is the intention of the persons named in the proxies to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the Meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. Any vacancies that may occur during the year may be filled by an individual appointed by the Board of Directors to serve for the remainder of the term of such director position. In accordance with the Company's By-laws, as amended, and Delaware law, a stockholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for director or may withhold authority to vote for all nominees for director. Each director nominee receiving at least the votes of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on the election of directors will be elected director. Abstentions will be counted as shares entitled to vote on the director nominee, but will not be treated as either a vote for or against the nominee. Therefore, an abstention will have the same effect as a vote against the nominee. A broker non-vote will not be treated as a share entitled to vote on the nominee and will not be considered as a vote for or against the nominee. Therefore, a broker non-vote will have no effect on the outcome of the vote on the nominee.

                                                                                                    TO BE ELECTED
                                             POSITION WITH THE                    DIRECTOR           FOR A TERM
       NOMINEES               AGE                COMPANY                           SINCE             EXPIRING IN
      ---------               ---            ------------------                   ---------        ---------------
 Raymond M. Chambers          43      President and Chief Operating Officer        1995                 2002
 Gary L. Forbes               55      Director                                     1996                 2002


                                           POSITION WITH THE                     DIRECTOR               TERM
  OTHER DIRECTORS             AGE               COMPANY                            SINCE             EXPIRING IN
  ---------------             ---          -----------------                     --------            -----------
 Walter V. Klemp              39     Chairman of the Board and Chief               1987                 2001
                                     Executive Officer
 Nolan Lehmann                54     Director                                      1991                 2001
 Terry A. Tognietti           42     Director                                      1991                 2000
 Philip A. Tuttle             57     Director                                      1991                 2000

INFORMATION REGARDING NOMINEES AND DIRECTORS

BACKGROUND OF NOMINEES

      Mr. Chambers has served as a director of Drypers since January 1995 and as President and Chief Operating Officer since August 1998. Prior to August 1998, he served as Co-Chief Executive Officer and President -- Drypers International from January 1995 to July 1998. From January 1994 to December 1994, he served as the Company's Managing Director--International Operations. In June 1992, he became President of the Company's VMG Division and served in such capacity until December 1993. From July 1989 until joining the Company in June 1992, Mr. Chambers served as Chief Executive Officer and President of VMG Enterprises, Inc. ("VMG"). Mr. Chambers also served as Vice President of Manufacturing of VMG from March 1986 to July 1989 and as Operations Manager of VMG from April 1985 to March 1986. From March 1979 to April 1985, Mr. Chambers served in various manufacturing management positions with Procter & Gamble, including process engineer with divisional responsibilities for specific Pampers product improvements.

      Mr. Forbes has served as a director of the Company since May 1996. Mr. Forbes has served as Vice President of Equus Capital Management Corporation, located in Houston, Texas, since 1991 and also has served as Vice President of Equus II Incorporated ("Equus"). Equus Capital Management Corporation and Equus Capital Corporation also serve as the management company and managing general partner of Equus Capital Partners, LP ("Equus Capital"), one of several funds formed by Equus Capital Corporation. Equus Capital and its affiliate, Equus, are principal stockholders of the Company. Mr. Forbes also serves on the board of directors of Advanced Technical Products, Inc., a manufacturer of performance composite products, Consolidated Graphics, Inc., a company involved in commercial and financial printing, and NCI Building Systems, Inc., a manufacturer of pre-engineered metal buildings. Mr. Forbes is a certified public accountant.

BACKGROUND OF DIRECTORS

      Mr. Tognietti has served as a director of Drypers since August 1991 and has been Vice Chairman of the Board of Directors of the Company since August 1998. From January 1995 until January 1999, he served as Co-Chief Executive Officer, President of Drypers North America and Secretary. Mr. Tognietti also served as Managing Director of Drypers from its formation to December 1994. From January 1994 to December 1994, he served as the Company's Managing Director--Domestic Operations. From June 1992 to December 1993, he served as President of the Company's Veragon division. From June 1979 to August 1987, Mr. Tognietti was involved in operations management within the baby diaper division of Procter & Gamble, serving in various positions, including Pampers operations department manager, Luvs operations department manager and Luvs manufacturing development manager.

      Mr. Tuttle has served as a director of the Company since 1991. Since May 1989, Mr. Tuttle has been a general partner of Davis Venture Group, the general partner of Davis Venture Partners, LP (collectively, "Davis"). Davis is a principal stockholder of the Company. Since May 1997, Mr. Tuttle has been a general partner of Davis, Tuttle Venture Group, the general partner of Davis, Tuttle Venture Partners, LP, a private equity partnership. Mr. Tuttle also serves on the board of directors of Zydeco Energy, Inc., a drilling, exploration and energy services company. Mr. Tuttle is a certified public accountant and is a fellow of the Institute of Directors, London, England.

      Mr. Klemp has served as the Chairman of the Board of Drypers since January 1995 and has served on its Board of Directors since its formation in February 1987. He has also served as Chief Executive Officer since August 1998. Prior to August 1998, he served as Co-Chief Executive Officer from January 1995 to July 1998. From February 1996 to July 1996, in addition to his duties as Chairman and Co-Chief Executive Officer, he served as Acting Chief Financial Officer. He served as the Managing Director--Finance of Drypers from its formation to December 1994. In 1984, Mr. Klemp participated in the formation of VMG and, in 1987, the formation of Drypers.

      Mr. Lehmann has served as a director of the Company since 1991. He has served as President and a director of Equus Capital Management Corporation since 1983, and is also President and a director of Equus Capital Corporation. Mr. Lehmann also currently serves as President and a director of Equus. Mr. Lehmann also serves on the board of directors of Allied Waste Industries, Inc., a company involved in solid waste disposal, American Residential Services, Inc., a provider of residential services, Brazos Sportswear, Inc., a marketer of casual sportswear and Paracelsus Healthcare Corporation, a hospital management company. Mr. Lehmann is a certified public accountant.

MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors held six meetings during the fiscal year ended December 31, 1998. Each director attended at least 75% of the total combined number of meetings held by the Board and by the committees on which each director served.

      The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has not established a nominating committee.

      The Audit Committee is currently comprised of Messrs. Forbes, Lehmann and Tuttle and is charged with recommending the appointment of the independent public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. The Audit Committee met once in 1998.

      The Compensation Committee is currently comprised of Messrs. Forbes, Lehmann and Tuttle. The Compensation Committee awards options pursuant to the Company's various stock option plans, determines the terms and conditions of such options, including (i) the persons to whom such options will be awarded and
(ii) the form, terms and provisions of any agreement pursuant to which such options are awarded. This Committee is also responsible for consideration of compensation matters for Messrs. Chambers and Klemp. The Compensation Committee met twice in 1998.

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Company's Audit Committee has recommended and the Board of Directors has approved and now recommends the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. Representatives of Arthur Andersen LLP are expected to attend the Meeting and will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.

      Approval of the ratification will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Meeting. Abstentions will be counted as shares entitled to vote on the proposal, but will not be treated as either a vote for or against the proposal. Therefore, an abstention will have the same effect as a vote against the proposal. A broker non-vote will not be treated as a share entitled to vote on the proposal and will not be considered as a vote for or against the proposal. Therefore, a broker non-vote will have no effect on the outcome of the proposal.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


      The following table sets forth certain information, as of April 15, 1999, concerning the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group.


                                                       BENEFICIAL OWNERSHIP(1)
                                                       -----------------------

                                                        COMMON
                       NAME                             STOCK        PERCENT
                       ----                            ---------     -------
      Equus II Incorporated and  affiliates(2)         3,904,496       22.1
            2929 Allen Parkway, 25th Floor
            Houston, Texas 77019

      Davis Venture Group and affiliates(3)            1,544,379        8.7
            8 Greenway Plaza, Suite 1020
            Houston, Texas 77046

      Penn Capital Management Co. Inc.(4)              1,063,835        6.0
            52 Haddonfield Berlin Road, Suite 1000
            Cherry Hill, New Jersey 08034

      Walter V. Klemp                                    750,629(5)     4.1
            5300 Memorial, Suite 900
            Houston, Texas 77007

      Terry A. Tognietti                                 674,951(6)     3.7
            5300 Memorial, Suite 900
            Houston, Texas 77007

      Raymond M. Chambers                                565,898(7)     3.1
            5300 Memorial, Suite 900
            Houston, Texas 77007

      Joe D. Tanner                                      308,014(8)     1.7
            5300 Memorial, Suite 900
            Houston, Texas 77007

      Jonathan P. Foster                                  49,949(9)       *
            5300 Memorial, Suite 900
            Houston, Texas 77007

      Gary L. Forbes(10)                                  20,835(10)       (10)

      Nolan Lehmann(11)                                   23,015(11)       (11)

      Philip A. Tuttle(12)                                20,001(12)       (12)

      6 directors and 2 other executive                7,862,167       40.4
      officers as a group (8 persons)(13)

----------
*Less than 1%

 (1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. Beneficial ownership includes outstanding shares of Common Stock and shares of Common Stock that such holder has a right to acquire within 60 days upon exercise of outstanding options or warrants. Except as otherwise noted, each stockholder has sole voting and dispositive power with respect to the shares of Common Stock.

 (2) "Equus II Incorporated and affiliates" consists of Equus Capital Management Corporation, Equus Capital Corporation, Equus and Equus Capital. Equus Capital Management Corporation and Equus Capital Corporation serve as the management company and sub-advisor of Equus. Equus Capital Management Corporation and Equus Capital Corporation also serve as the management company and managing general partner of Equus Capital. Because of these relationships, each of the entities constituting Equus II Incorporated and affiliates may be deemed to beneficially own the 3,677,906 shares of Common Stock held directly by Equus and the 226,590 shares of Common Stock held directly by Equus Capital.

 (3) "Davis Venture Group and affiliates" comprises Davis Venture Group and Davis Venture Partners, L.P. Davis Venture Group is the general partner of Davis Venture Partners, L.P. Because of such relationships Davis Venture Group may be deemed to be beneficial owner of shares of Common Stock held of record by Davis Venture Partners, L.P.

 (4)  The foregoing information is based solely on information contained in the
      Schedule 13G dated June 18, 1998 of Penn Capital Management Co. Inc. filed with the Securities and Exchange Commission with respect to its beneficial ownership of Common Stock.

 (5)  Includes 506,416 shares of Common Stock issuable upon exercise of options.

 (6)  Includes 506,416 shares of Common Stock issuable upon exercise of options.

 (7)  Includes 481,000 shares of Common Stock issuable upon exercise of options.

 (8)  Includes 147,167 shares of Common Stock issuable upon exercise of options.

 (9) Includes 38,334 shares of Common Stock issuable upon exercise of options.

(10) Mr. Forbes is Vice President of Equus Capital Management Corporation and Equus. Because of such relationships, he may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Equus II Incorporated and affiliates. Mr. Forbes disclaims such beneficial ownership. See Note (2) to this table. Includes 10,668 shares of Common Stock issuable upon exercise of options.

(11) Mr. Lehmann is President and a director of each of Equus Capital Management Corporation, Equus Capital Corporation and Equus. Because of such relationships, he may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Equus II Incorporated and affiliates. Mr. Lehmann disclaims such beneficial ownership. See Note (2) to this table. Includes 20,001 shares of Common Stock issuable upon exercise of options.

(12) Mr. Tuttle is a general partner of Davis Venture Group. Because of such relationship, Mr. Tuttle may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Davis Venture Group and affiliates. Mr. Tuttle disclaims such beneficial ownership. See Note (3) to this table. Includes 20,001 shares of Common Stock issuable upon exercise of options.

(13)  See notes (5) through (12) above.

                       EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

      Set forth below, as of April 15, 1999, are the names of the executive officers of the Company, together with their ages and positions with the
Company:

      NAME                  AGE                 POSITION
      ----                  ---                 --------
Walter V. Klemp              39   Chairman of the Board, Chief Executive
                                  Officer and Director

Raymond M. Chambers          43   President, Chief Operating Officer and
                                  Director

Joe D. Tanner                52   Executive Vice President and President -
                                  Drypers International

Jonathan P. Foster           35   Executive Vice President and Chief
                                  Financial Officer

      For information regarding the background of Messrs. Klemp and Chambers, see "Proposal One: Election of Directors - Information Regarding Nominees and Directors".

      Mr. Tanner has served as Executive Vice President of Drypers since February 1996 and as President - Drypers International since October 1998. Prior to that, he served as Chief Operating Officer--Drypers International since February 1996. From February 1995 until February 1996, he served as the Company's Vice President, Chief Operating Officer--Drypers International. Mr. Tanner served as President of Hygienic Products International, Inc., a subsidiary of the Company that was merged into Drypers in February 1996, from its inception in February 1992 to February 1995.

      Mr. Foster has served as Chief Financial Officer of Drypers since July 1996 and as Executive Vice President since November 1996. From September 1995 to July 1996, Mr. Foster was Chief Financial Officer of Dickson Weatherproof Nail Company, Inc., based in Chicago, Illinois. From September 1991 to August 1995, Mr. Foster was with Schlumberger, Ltd. as Controller and Treasurer for Global Tel*Link, Inc., a telecommunications subsidiary in Mobile, Alabama, and as Assistant Controller and Controller for Schlumberger's Measurement Division, a manufacturer and worldwide marketer of industrial flow measurement products, based in Greenwood, South Carolina. Mr. Foster is a certified public accountant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors of Drypers Corporation (the "Committee") is pleased to present the following report on executive compensation to the stockholders of the Company.

OVERALL OBJECTIVES AND PHILOSOPHY OF EXECUTIVE COMPENSATION PROGRAM

      The Committee's philosophy is to ensure that executive compensation is linked directly to improvements in financial performance and an increase in stockholder value. To effect this philosophy, the Committee follows the objectives of (i) providing a competitive total compensation package that allows the Company to attract, motivate and retain key executives, (ii) providing compensation opportunities that are linked directly to the financial performance of the Company and that align executive remuneration with the interest of the stockholders and (iii) integrating executive compensation with the Company's annual and long-term business objectives and performance goals.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

      The Committee reviews on a periodic basis the Company's compensation program to ensure that the pay levels and incentive opportunities reflect the performance of the Company while providing a compensation package that is competitive with companies of similar size as the Company. To assist the Committee in this role, the Company retained an independent outside consulting firm in November 1998 to review the Company's executive compensation program and to make recommendations to the Committee to ensure that its objectives are being met.

      BASE SALARY. Base salary levels are largely determined through comparisons with companies of similar size and complexity as the Company. Actual salaries are targeted by the Committee to keep each executive slightly below the midpoint of the market for similarly situated companies, while the Committee focuses on incentive compensation to maintain competitive total cash pay levels.

      ANNUAL INCENTIVE COMPENSATION. The Company's officers are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain financial performance benchmarks. The Committee's objective with respect to this plan is to deliver an incentive upon the attainment of certain financial and operational performance benchmarks. In particular, the plan aims to focus corporate behavior on consistent earnings growth which the Committee believes is determinant of share price over time. Targeted minimum awards for executive officers of the Company under this plan are also designed to be slightly below targeted awards of companies of similar size and complexity as the Company; however, the maximum bonus payable to eligible executives pursuant to such awards is unlimited. The Company has made awards to the executive officers of the Company named in the compensation table under this plan during the past three years. Under the plan, executive officers are entitled to elect to receive a portion of their payment in either cash or shares of Common Stock.

      STOCK OPTION PROGRAMS. The Committee strongly believes by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock that the best interests of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock in the future at a specified price. The number of stock options granted to executive officers is based on competitive practices, with the number of such options being calculated as a percentage of base salary relative to the exercise price of the stock options.

DISCUSSION OF 1998 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

      In considering the compensation for the Chairman and Chief Executive Officer for fiscal 1998, the Committee reviewed his existing compensation arrangements and both Company and individual performance. The employment agreement between the Company and Mr. Klemp was structured to provide him with a base salary and annual incentive opportunity. See "Executive Officers and Compensation - Employment Agreements". Because of the nature of these employment arrangements, the Committee made the following determinations regarding the compensation of Mr. Klemp:

      o Base salary was $300,000 in 1998 and, effective January 1, 1999, was increased to $330,000, as was authorized in his employment agreement. The Committee determined that Mr. Klemp's base salary is now set at the desired level relative to companies of similar size and complexity and the Company's recent performance.

      o  No bonuses were paid with respect to the full fiscal year 1998.

      As indicated in the discussion above, after its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations of similar size and complexity as the Company. The Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly related to the annual financial and operational results of the Company. The Committee also believes that the Company's stock option plans provide opportunities to participants that are consistent with the returns that are generated on behalf of the Company's stockholders.

                                 COMPENSATION COMMITTEE OF THE
                                  BOARD OF DIRECTORS



                                /s/ GARY L. FORBES
                                    Gary L. Forbes

                                /s/ NOLAN LEHMANN
                                    Nolan Lehmann

                                /s/ PHILIP A. TUTTLE
                                    Philip A. Tuttle

EXECUTIVE COMPENSATION

      The following table sets forth information with respect to the five most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the year ended December 31, 1998, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                                                             ------------------------------
                                                                                                   COMMON
                                                                                                    STOCK
                                                 ANNUAL COMPENSATION          RESTRICTED         UNDERLYING
                                         --------------------------------       STOCK              OPTIONS          ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR    SALARY ($)     BONUS ($)      AWARDS ($)         (SHARES)     COMPENSATION ($)(1)
------------------------------------     ----    ----------     ---------      ----------          -------     -------------------
Walter V. Klemp                          1998     300,000           --(2)           --             61,600            5,093
   Chief Executive Officer and           1997     230,192      155,000(3)       207,500(4)         22,500            5,117
   Chairman of the Board                 1996     210,000           --(2)           --            436,000            4,798

Terry A. Tognietti                       1998     300,000           --(2)           --             61,600            8,700
   Vice Chairman of the Board(5)         1997     230,192      155,000(3)       207,500(4)         22,500            8,968
                                         1996     210,000           --(2)           --            436,000            4,809

Raymond M. Chambers                      1998     300,000           --(2)           --             61,600           14,800
   President and                         1997     230,192      155,000(3)       207,500(4)         22,500           15,068
   Chief Operating Officer               1996     210,000           --(2)           --            411,000           20,959

Joe D. Tanner                            1998     195,000       75,000              --             28,400            4,800
   Executive Vice President and          1997     169,231       60,000           21,000(6)         20,000            5,459
   President-Drypers International       1996     150,000       25,000              --            152,500            4,817

Jonathan P. Foster                       1998     180,000       35,000              --             25,600            4,302
   Executive Vice President and          1997     147,308       25,000           25,000(6)         15,000            5,072
   Chief Financial Officer(7)            1996      59,000           --              --             50,000             --

(1) Amounts represent contributions in 1998 by the Company under the Company's 401(k) savings and employee stock purchase plans for Messrs. Klemp, Tognietti, Chambers, Tanner, and Foster of $5,093, $8,700, $4,800, $4,800, and $4,302, respectively, and term life insurance premiums paid by the Company in each year for Mr. Chambers of $10,000.

(2) No bonuses were paid with respect to the full fiscal year 1996 or 1998.

(3) Of the total bonuses paid in 1997 to the three Co-Chief Executive Officers, $80,000 represents a bonus paid in June 1997 related to the successful completion of the Company's $115,000,000 Senior Notes offering. The remainder represents performance-based bonuses related to 1997 which were paid in March 1998.

(4) On August 13, 1997, the Company awarded $157,500 in restricted stock (or 24,706 shares of Common Stock) to each of its three Co-Chief Executive Officers. On April 9, 1998, the Company awarded $50,000 in restricted stock (or 7,692 shares of Common Stock) to each of its three Co-Chief Executive Officers related to 1997 performance. The terms of the restricted stock were amended in December 1998 to allow for the stock to fully vest in December 2000.

(5) Terry A. Tognietti resigned his position of Co-Chief Executive Officer and President - Drypers North America in January 1999. Mr. Tognietti currently acts as a consultant for the Company and continues to act as a director of the Company. See "Executive Officers and Compensation Certain Transactions".

(6) On April 2, 1998, the Company awarded $21,000 in restricted stock (or 3,704 shares of common stock) to its Executive Vice President/President-Drypers International. On April 9, 1998, the Company awarded $25,000 in restricted stock (or 3,231 shares of Common Stock) to its Executive Vice President/Chief Financial Officer. These stock awards related to 1997 performance. All such restricted stock vests over a two-year period.

(7) Jonathan P. Foster became Chief Financial Officer effective July 29, 1996.

      The following table sets forth summary information regarding options granted in the fiscal year ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table.


              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1998


                                                                                                  POTENTIAL REALIZED VALUE AT
                                                                                                      ASSUMED ANNUAL RATES
                                                                                                     OF COMMON STOCK PRICE
                                                                                                        APPRECIATION FOR
                                                          INDIVIDUAL GRANTS                              OPTION TERM(1)
                           ----------------------------------------------------------------------  --------------------------
                                NUMBER OF          % OF TOTAL
                               SECURITIES            OPTIONS           EXERCISE
                               UNDERLYING          GRANTED TO           OR BASE
                                 OPTIONS          EMPLOYEES IN           PRICE      EXPIRATION
           NAME                GRANTED(2)          FISCAL YEAR         ($/SHARE)        DATE          5%($)           10%($)
           ----            ---------------        -------------        ---------    ----------       -------          -------
Walter V. Klemp                 61,600                9.0                $7.50       05/21/08        290,546          736,309

Terry A. Tognietti(3)           61,600                9.0                $7.50       05/21/08        290,546          736,309

Raymond M. Chambers             61,600                9.0                $7.50       05/21/08        290,546          736,309

Joe D. Tanner                   28,400                4.1                $7.50       05/21/08        133,955          339,467

Jonathan P. Foster              25,600                3.7                $7.50       05/21/08        120,748          305,999

(1) Potential values stated are based upon the hypothesis that the Common Stock will appreciate in value from the date of grant to the end of the option term at the stated annualized rates. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the future appreciation, if any, which may be realized.

(2) Represents shares issuable pursuant to an incentive stock option plan. Options vest 33-1/3% beginning in the second year of the option term.

(3) Terry A. Tognietti resigned his position of Co-Chief Executive Officer and President - Drypers North America in January 1999. Mr. Tognietti currently acts as a consultant for the Company and continues to act as a director of the Company. See "Executive Officers and Compensation Certain Transactions".

    The following table sets forth summary information regarding the value of all unexercised options as of December 31, 1998, for each of the executive officers named in the Summary Compensation Table.

                                               FISCAL YEAR-END OPTION VALUES
                       -------------------------------------------------------------------------
                               NUMBER OF  SECURITIES                 VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS AT
                       OPTIONS AT DECEMBER 31, 1998 (SHARES)        DECEMBER 31, 1998 ($)(1)
                       -------------------------------------   ---------------------------------
                            EXERCISABLE      UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE
                       -------------------  ----------------   --------------    ---------------
Walter V. Klemp               506,416            76,600           124,729              --

Terry A. Tognietti(2)         506,416            76,600           124,729              --

Raymond M. Chambers           481,000            76,600           118,375              --

Joe D. Tanner                 147,167            53,733            35,125             3,000

Jonathan P. Foster             38,334            52,267              --                --

(1) Assumes a fair market value of $3.25 per share of Common Stock as of December 31, 1998.

(2) Terry A. Tognietti resigned his position of Co-Chief Executive Officer and President - Drypers North America in January 1999. Mr. Tognietti currently acts as a consultant for the Company and continues to act as a director of the Company. See "Executive Officers and Compensation-Certain Transactions".

CERTAIN TRANSACTIONS

    On June 30, 1997, the Company extended non-interest bearing loans of $130,000 to Walter V. Klemp, Raymond M. Chambers and Terry A. Tognietti, then the Company's three Co-Chief Executive Officers. One-half of the loan balances were to be forgiven on June 30, 1998 and the remaining balances were to be forgiven on June 30, 1999, if such individuals remained employed by the Company. However, in May 1998, the Compensation Committee determined that it was in the best interests of the Company to extend the period for which these individuals must be employed before the loans will be forgiven. Therefore, these notes were exchanged for otherwise identical notes the loan balances of which will be forgiven on August 31, 2001, if such individuals remain employed by the Company and no change of control of the Company has occurred. Accordingly, no compensation was recognized by such individuals in 1998 related to these loans.

    Effective January 5, 1999, Terry A. Tognietti resigned his position of Co-Chief Executive Officer and President - Drypers North America. The Company has entered into a consulting agreement with Mr. Tognietti which provides for a fee for service of $300,000 per year, and approximately $90,000 per year for various expense allowances and the continuation of his employee benefits. This agreement terminates on November 1, 2002, subject to early termination on November 1, 2001 based on a specified price of the Company's Common Stock. In addition, the $130,000 non-interest bearing loan extended to Mr. Tognietti on June 30, 1997 was forgiven and extinguished.

PERFORMANCE PRESENTATION

    The following performance graph compares the performance of the Common Stock to the Russell 2000 Stock Index, The NASDAQ Stock Market - US Index and a peer group. The Company has chosen to use the Russell 2000 Stock Index for the broad equity market index, as it is designed to be a representation of the US small-cap equities market. The NASDAQ Stock Market - US Index has also been presented for comparative purposes. Information with respect to the Common Stock, the Russell 2000 Stock Index, The NASDAQ Stock Market -- US Index and the peer group is from March 11, 1994, the date on which the Common Stock first began public trading, to December 31, 1998. The graph assumes that the value of the investment in the Common Stock and each index was $100 at March 11, 1994, and that all dividends were reinvested.

    The peer group is comprised of Paragon Trade Brands, Inc. (NYSE-PTB) and DSG International Limited (NASDAQ-DSGIF), which are the only two public companies known to the Company substantially all of whose revenue is derived from the manufacture and sale of disposable baby diapers. Due to the unique characteristics of the diaper industry and the unusual competitive activity present in this category, the Company believes that this is an appropriate peer group for comparison.

               COMPARISON OF 58 MONTH CUMULATIVE TOTAL RETURN*
            AMONG DRYPERS CORPORATION, THE RUSSELL 200 STOCK INDEX,
                        THE NASDAQ STOCK MARKET--US INDEX
                                AND A PEER GROUP


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                          MARCH 11,
                            1994      12/94   12/95    12/96    12/97    12/98
                          ---------   -----   -----    -----    -----    -----
Drypers Corporation....     100        82      20       25       39       21
Peer Group.............     100        48      60       76       36        8
Russell 2000 Stock Index    100        96     123      143      175      174
The NASDAQ Stock Market--
  US Index.............     100        96     136      167      205      288


   * $100 INVESTED ON 3/11/94 IN STOCK, NASDAQ AND PEER GROUP OR ON 2/28/94 IN RUSSELL - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.


COMPENSATION OF DIRECTORS

      In 1998, non-employee members of the Board of Directors of the Company were compensated for their services as directors under the Drypers Corporation 1994 Non-Employee Director Option Plan. Each non-employee director was granted an option to purchase 6,000 shares of Common Stock at a per share exercise price of $7.44, the fair market value of the Common Stock on the date of grant. The Company also has adopted the 1996 Non-Employee Director Stock Option Plan. Each non-employee director was granted an option to purchase 4,000 shares of Common Stock at a per share exercise price of $7.44, the fair market value of the Common Stock on the date of grant. All non-employee directors of the Company are also reimbursed for ordinary and necessary expenses incurred in attending Board and committee meetings.

EMPLOYMENT AGREEMENTS

      Each of Messrs. Klemp, Chambers and Tanner (individually, the "Employee") has entered into an employment agreement (individually, an "Employment Agreement" and collectively, the "Employment Agreements") with the Company. The Employment Agreements provide for an annual salary of $330,000 for Messrs. Klemp and Chambers, and of $270,000 for Mr. Tanner during the term of the Employment Agreements. In addition, each of Messrs. Klemp and Chambers may receive an annual bonus of an amount to be determined by the Board of Directors and Mr. Tanner may receive an annual bonus of an amount to be determined by Messrs. Klemp and Chambers. The Employment Agreements also provide for certain employee benefits, vacation and reimbursement of expenses. The term of each Employment Agreement is for a period ending on the third anniversary of the receipt by the Employee of written notice of termination by the Company given to the Employee. Each of the Employment Agreements may be terminated by the Company (i) for the commission of certain dishonest or fraudulent acts, (ii) upon the death of the Employee, (iii) upon disability of the Employee or (iv) if the Employee resigns at any time other than after a Change in Control without "good cause", as defined in each Employee's Employment Agreement. Each of Messrs. Klemp, Chambers and Tanner has agreed that for the term of his Employment Agreement and for a period of one year after termination for any reason described in clauses (i) through (iv) of the previous sentence, he will not, directly or indirectly, employ any of the Company's employees, induce any of the Company's employees to leave their employment or in any way interfere with the employee relations of the Company. The Employee may be removed as an officer at any time by the Company without cause but such removal will not affect his right to his salary or his right to remain covered by the Company's medical insurance policies. Upon such removal, all other benefits will cease, including any right to receive any predetermined bonus or variable bonus.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulations promulgated under
Section 16(a) to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 1998 all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them.

                                  OTHER MATTERS

      Management does not intend to bring any business before the Meeting other than the matters 3referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Meeting by others. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

      The Company will bear the costs of soliciting proxies. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies). The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of the Common Stock.

                              STOCKHOLDER PROPOSALS

      Any proposal by a stockholder to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than December 23, 1999, to be eligible for inclusion in the Company's Proxy Statement and proxy used in connection with such meeting. Shareholder proposals submitted outside the process of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received by the Company after March 8, 2000.

                               DRYPERS CORPORATION

                 Notice of 1999 Annual Meeting of Stockholders

                               and Proxy Statement

                              Friday, May 28, 1999

                                     9:00 AM

                           Hampton Inn by the Galleria
                              4500 Post Oak Parkway
                              Houston, Texas 77027

                               DRYPERS CORPORATION
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 28, 1999


            The stockholder of Drypers Corporation (the "Company") whose signature appears on the reverse side of this Proxy hereby appoints
            Walter V. Kiemp and Robert F. Gray, Jr., and each of them, attorneys and proxies of the undersigned, with full power of substitution, to
   P        vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual
   R        Meeting of Stockholders of the Company to be held at the Hampton Inn by the Galleria, 4500 Post Oak Parkway, Houston, Texas at 9:00 a.m.,
   O        on Friday, May 28, 1999, and at any adjournment thereof.

   X        1.  ELECTION OF DIRECTORS-NOMINEES:
                Raymond M. Chambers (three-year term) and Gary L. Forbes
   Y            (three-year term).


            2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999.

            In their discretion, the above named proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

                                                                SEE REVERSE SIDE

1.   Election of Directors;   [ ]  FOR all nominees listed,    [ ]  WITHHOLD authority for
                                   except as indicated to           election of all nominees
                                   the contrary below

                     Raymond M. Chambers and Gary L. Forbes

  (Instruction: to withhold authority to vote for any individual nominee, write that person's name in the space provided below)

  ___________________________________________________


2. Ratification of appointment of Arthur Andersen LLP as Independent Public Accountants for 1999.


                                          [ ] FOR   [ ]  AGAINST    [ ] ABSTAIN


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1 OR, IF ANY ONE OR MORE OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE OR OTHER NOMINEES TO BE SELECTED BY THE BOARD OF DIRECTORS, AND FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999 SET FORTH IN ITEM 2.


     PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.


                                              PLEASE NOTE ANY CHANGE OF ADDRESS.


SIGNATURE(S) __________________________________   DATE_________________________


SIGNATURE(S) __________________________________   DATE_________________________


Note: Please sign exactly as nanne appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon.